Exhibit 10.1

Loan No. RIBO51TO5B

REVOLVING TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated October 6, 2005 (the “MLA”), is entered into as of March 26, 2007, between CoBANK, ACB (“CoBank”) and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, Volga, South Dakota (the “Company’), and amends and restates the Supplement dated August 29, 2006, and numbered RIB051T05A.

SECTION 1.      The Revolving Term Loan Commitment.   On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company from the date hereof, up to and including March 20, 2013, in an aggregate principal amount not to exceed, at any one time outstanding, $13,200,000.00 less the amounts scheduled to be repaid during the period set forth below in Section 5 (the “Commitment”). Within the limits of the Commitment, the Company may borrow, repay and reborrow.

The Company may, in its sole discretion, elect to permanently reduce the amount of the Commitment by giving CoBank ten (10) days prior written notice, Said election shall be made only if the Company is not in default at the time of the election and will remain in compliance with all financial covenants after such reduction. Any such reduction shall be treated as n early, voluntary reduction of the Commitment amount and shall not delay or reduce the amount of any scheduled Commitment reduction under Section 5 hereof (which reductions shall continue in semi-annual increments of $1,300,000.00 on the dates determined in accordance with Section 5), but rather shall result in an earlier expiration of the Commitment and final maturity of the loans.

SECTION 2.      Purpose. The purpose of the Commitment is to provide working capital to the Company and to finance the construction of a soybean refinery.

SECTION 3.      Term.   Intentionally Omitted.

SECTION 4.      Interest.   The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

(A)          CoBank Base Rate.   At a rate per annum equal at all times to 1/2 of 1% below the rate of interest established by CoBank from time to time as its CoBank Base Rate, which Rate is intended by CoBank to be a reference rate and not its lowest rate.  The CoBank Base Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Company of any such change.

(B)          Quoted Rate.   At a fixed rate per annum to be quoted by CoBank  in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance, provided that: (1)  the  minimum  fixed  period shall be 30 days; (2) amounts may be fixed in increments of  $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be 5.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option provided for above unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal.  All elections provided for herein shall be made telephonically or in writing arid must be received by 12:00 Noon Company’s local time. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company.

SECTION 5.      Promissory Note.   The Company promises to repay on the dates set forth below, the outstanding principal, if any, that is in excess of the listed amounts:

Payment Date	Reducing Commitment Amount
September 20, 2008	$11,900,000.00
March 20, 2009	$10,600,000.00
September 20, 2009	$9,300,000.00
March 20, 2010	$8,000,000.00
September 20, 2010	$6,700,000.00
March 20, 2011	$5,400,000.00
September 20, 2011	$4,100,000.00
March 20, 2012	$2,800,000.00
September 20, 2012	$1,500,000,00

followed by a final installment in an amount equal to the remaining unpaid principal balance of the loans on March 20, 2013. If any installment due date is not a day on which CoBank is open for business, then such payment shall be made on the next day on which CoBank is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.      Commitment Fee.   In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 1/2 of 1% per annum (calculated on a 360 day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.

SECTION 7.      Amendment Fee.   In consideration of the amendment, the Company agrees to pay to CoBank on the execution hereof a fee in the amount of $2,500.00.

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IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly  authorized officers as of the date shown above.

CoBANK, ACB		SOUTH DAKOTA
SOYBEAN PROCESSORS, LLC

By:	/s/ Pat Schultz	By:	/s/ Rodney Christianson

Title:	Assistant Corporate Secretary	Title:	CFO

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Amendment No. RIB05IA

AMENDMENT

TO THE

MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of March 26, 2007, between CoBANK, ACB (“CoBank”) and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, Volga, South Dakota (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated October 6, 2005 (such agreement, as previously amended, is hereinafter referred to as the “MLA”). CoBank and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.   Sections 9(A), (E), (F) and (I) of the MLA are hereby amended and restated to read as follows:

SECTION 9.  Negative Covenants. Unless otherwise agreed to in writing by CoBank, while this agreement is in effect the Company will not and will not permit its Subsidiaries to:

(A)          Borrowings.       Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services, except for: (i) debt to CoBank (ii) accounts payable to trade creditors incurred in the ordinary course of business; (iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (iv) indebtedness of the Company under its member or patron investment program, provided, however, that such indebtedness is expressly stated to be subordinate in right of payment to all obligations of the Company to CoBank; (v) debt of the Company to Urethane Soy Systems Company’s shareholders in an amount not to exceed $650,000.00, but no extensions, renewals and refinancings thereof; and (vi) debt of the Company to miscellaneous creditors in an aggregate amount not to exceed $2,000,000.00.

(E)           Loans and Investments.  Make any loan or advance to any person or entity, or purchase any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in any person or entity, or form or create any partnerships or joint ventures except: (i) trade credit extended in the ordinary course of business; and (ii) loans or advances by the Company to Urethane Soy Systems Company in an aggregate principal amount not to exceed $4,250,000.00 at any one time outstanding.

(F)           Contingent Liabilities.       Assume,  guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except; (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company’s business; and (ii) pursuant to the Company’s guarantee of the obligations of the Brookings County Regional Railway Authority to the State of South Dakota Department of Transportation ban aggregate principal amount not to exceed $1,810,000.00.

(I)            Leases.  Create, incur, assume, or permit to exist any obligation as lessee under operating leases or leases which should be capitalized in accordance with GAAP for the rental or hire of any real or personal property, except: (i) leases of soybean oil storage tank space with aggregate annual payments not to exceed $400,000.00; (ii) leases of up to 435 tanker and/or hopper railroad cars under terms and conditions acceptable to CoBank; (iii) leases of other railroad cars, excluding those allowed in (ii) above, with original maturities of less than sixty (60) months at the Company’s discretion; and (iv) other leases, excluding those allowed above, which do not in the aggregate require the Company to make scheduled payments to the lessors in any fiscal year of the Company during the term hereof in excess of $550,000.00.

2.      Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		SOUTH DAKOTA
SOYBEAN PROCESSORS, LLC

By:	/s/ Pat Schultz	By:	/s/ Rodney Christianson

Title:	Assistant Corporate Secretary	Title:	CFO

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